Exhibit 99.1

For: Cygne Designs, Inc.

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES SECOND QUARTER

AND FIRST SIX MONTHS 2007 RESULTS

New York, New York, September 19, 2007-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the second quarter and six months ended July 31, 2007.

Net sales for the second quarter of 2007 were $33.2 million, a decrease of $11.9 million, or 26.4%, from $45.1 million in the second quarter of 2007. This decrease was primarily attributable to a decrease in sales of our branded jeans due to the discontinuance of our Hippie premium brand of junior jeans and to less demand for our Hint brand of junior jeans. Gross margins in the second quarter of 2007 increased to 23.6% compared to 22.1% in the prior year period as a result of the mix of product categories sold. The decrease in gross profit for the second quarter of 2007 compared to the second quarter of 2006 was primarily caused by a decrease in sales volume, which was offset in part by an increase in average gross margins due to the mix of products sold. Gross margins for products produced in Mexico by Diversified Apparel, a related party, are guaranteed by product categories through a Supply Agreement; however, this guarantee of gross margins terminated as of July 31, 2007 with respect to products produced for American Eagle Outfitter and Target.

Net income for the second quarter ended July 31, 2007 was $1,581,000, or $0.06 on a basic and diluted per share basis, compared to net income of $1,990,000, or $0.08 on a basic and diluted per share basis, in the comparable prior period in 2006.

Net sales for the six months of 2007 were $54.0 million, a decrease of $12.0 million, or 18.1%, from $66.0 million in the six months of 2006. This decrease in sales was primarily attributable to a decrease in sales of our branded jeans, offset in part by sales from our acquisition of the private label division of Innovo Group Inc. Gross profit for the six months of 2007 was $12.0 million, a decrease of $2.9 million from the gross profit of $14.9 million for the six months of 2007. Gross margins decreased to 22.2% compared to 22.6% in the prior year period as a result of the mix of product categories sold. The decrease in gross profit for the six months of 2007 compared to the six months of 2006 was primarily caused by a decrease in sales volume and by a decrease in average gross margins due to the mix of products sold.

Net income for the six months ended July 31, 2007 was $209,000, or $0.01 on a basic and diluted per share basis, compared to a net income of $1,014,000, or $0.04 on a basic and diluted per share basis, in the comparable prior period in 2006.

Cygne and its lender use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income (loss) is shown in the table below.

Reconciliation of EBITDA	Six Months Ended
	(In thousands)
	July 31, 2007	July 31, 2006
Net income	$209	$1,014
Depreciation and amortization of intangible assets	1,019	828
Interest expense including amortization of the debt discount	1,904	2,583
Provision for income taxes	1,057	850

EBITDA	$4,189	$5,275

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel and men’s denim apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarters Ended		Six Months Ended
	July 31 2007	July 31 2006	July 31 2007	July 31 2006
Net sales	$33,189	$45,116	$54,052	$66,011
Cost of goods sold	25,371	35,140	42,061	51,071

Gross profit	7,818	9,976	11,991	14,940
Selling, general and administrative expenses	4,202	5,629	7,802	9,665
Depreciation and amortization	511	624	1,019	828

Income from operations before interest and income taxes	3,105	3,723	3,170	4,447
Interest expense	947	1,293	1,904	2,583

Income from operations before income taxes	2,158	2,430	1,266	1,864
Provision for income taxes	577	440	1,057	850

Net income	$1,581	$1,990	$209	$1,014

Net income per share-basic and diluted	$0.06	$0.08	$0.01	$0.04

Weighted average common shares outstanding:
Basic	26,463	26,223	26,463	25,343

Diluted	26,463	26,223	26,463	25,343